Exhibit 3.9
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
DIGITAL RECORDERS, INC.
     The undersigned Corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation.
     1. The name of the Corporation is Digital Recorders, Inc.
     2. The amendment to the Articles of Incorporation of the Corporation, which contains an amendment regarding shareholder approval, was approved by shareholder action, as follows:
     (i) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment to the Articles of Incorporation, and the number of votes of each voting group indisputably represented at the meeting were as follows:

	Number of	No. of Votes
Designation of	Outstanding	Entitled to	No. of Votes
Class of Series	Shares	be Cast	Represented

Common Stock	9,660,848	9,660,848	7,405,896
     (ii) The total number of votes cast for and against the amendment to the Articles of Incorporation by each voting group entitled to vote on the Articles of Amendment to the Articles of Incorporation was as follows:

Designation of	Number of Votes Cast	Number of Votes Cast
Class of Series	For	Against	Abstained

Common Stock	7,328,853	58,993	18,050
      3.  Article VIII of the Articles of Incorporation shall be deleted in its entirety and the following substituted in lieu thereof:
“ARTICLE VIII”
     The number of directors of the Corporation shall be composed of not fewer than three nor more than twelve directors, the specific number to be set by resolution of the Board of Directors or the shareholders. The tenure, qualification and election of directors shall be set forth in the Corporation’s Bylaws. The number of directors may be increased or decreased by a resolution of the Board of Directors, provided that no decrease shall have the effect of shortening the term of any incumbent director.
     4. The date of the adoption of these Articles of Amendment by the shareholders was June 3, 2005.
     5. The Articles of Amendment do not affect an exchange, reclassification or cancellation of issued shares of the Corporation.

     6. The Articles of Amendment shall be effective upon filing.
     Dated this 3rd of June, 2005.

DIGITAL RECORDERS, INC.
By
David L. Turney, President